EXHIBIT 99.1

NATIONAL COAL CORP. REPORTS SECOND QUARTER 2010 RESULTS

-	Second quarter 2010 revenues from continuing operations totaled approximately $10.6 million and net income for the three months ending June 30, 2010 was $248,967

-	During the three months ended June 30, 2010, National Coal reported an Adjusted EBITDA of $3.4 million, compared to $1.2 million for the second quarter of 2009

Knoxville, Tenn. – (August 10, 2010) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, reports that for the three months ended June 30, 2010, it achieved total revenues from continuing operations of $10.6 million based primarily on the sale of 117,017 tons of coal.  In the same prior-year period, National Coal generated revenues from continuing operations of $22.6 million based primarily on the sale of 290,508 tons of coal. The decrease in revenue from coal sales for the three months ended June 30, 2010, as compared to the same period in 2009, was primarily due to the assignment of a coal supply agreement to Ranger Energy Investments, LLC on April 20, 2010 as part of the Company’s sale of certain assets and real property.

For the three month period ended June 30, 2010, National Coal had an Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (“Adjusted EBITDA”) of $3.4 million, compared to an Adjusted EBITDA of $1.2 million for the second quarter of 2009. For the three months ended June 30, 2010, National Coal reported income from continuing operations of $248,967 or $0.03 per share compared to a net loss of $6.3 million or $0.75 per share for the three months ended June 30, 2009.

In order to strengthen the Company’s balance sheet position, the Company completed the following transactions during the second quarter of 2010:

(i)
On April 20, 2010, the Company completed an asset sale which included a preparation plant and rail loadout facility located in Devonia, Tennessee, an active underground mine, two inactive mines, related property, plant and equipment, coal inventories located on the properties, associated permits, and a coal supply agreement for an aggregate sales price of $11.8 million.

(ii)	On May 19, 2010, the Company sold the short line railroad which served the New River operations and was owned by the Company’s wholly-owned subsidiary NC Railroad, Inc. for $3.0 million.

(iii)	On June 30, 2010, the Company’s wholly-owned subsidiary, National Coal Corporation sold an idle Superior Highwall Mining System for $4.1 million.

As a result of the above transactions, the Company received gross proceeds of $14.0 million and realized a net gain on the sale of assets of $3.6 million during the second quarter of 2010. However, an impairment loss was recorded during the first quarter of 2010 related to the April 20th sale, which reduced the net gain to $2.5 million for the six months ended June 30, 2010.  In addition, cash and cash equivalents increased $4.1 million during the second quarter to $5.3 million at June 30, 2010, while accounts payable declined $8.3 million to $5.3 million during the same time period.

“This was an important quarter for us as we took significant steps to strengthen our balance sheet, and successfully tackled a number of short term challenges. We are beginning to see the positive effects of these changes, namely in the improvement of our net income and EBITDA figures. In addition, we are moving ahead with the startup of our mine 12 operations,” explains Daniel A. Roling, President and CEO of National Coal. “We are still working on, and remain committed to, the resolution of our biggest challenge which is refinancing our debt, which matures December 15, 2010. However, that said and with all else considered, our balance sheet is evidence of the ground we have been gaining during this difficult time.”

Also, the Company has engaged the services of a financial advisory firm to evaluate possible strategic and financing transactions.  Among these alternatives, the Company has been pursuing a restructuring of its debt, the issuance of common stock in exchange for the purchase and cancellation of its debt, transactions in which the Company would issue preferred or additional common stock for cash, and merger transactions with other coal producers.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee. Currently, National Coal employs about 155 people. National Coal sells steam coal to electric utilities in the Southeastern United States.  For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information About Forward Looking Statements

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. Examples of forward looking-statements include the Company’s efforts to address the deterioration in its financial position, including its efforts to sell assets and secure future growth opportunities. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to the risks more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

National Coal Corp.
Calculation of EBITDA
(Unaudited)
(Dollars in thousands)

EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income.  We present EBITDA to enhance understanding of our operating performance.  We use EBITDA as criterion for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions.  We believe that EBITDA is an operating performance measure that provides investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors.  However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows.  The following reconciles our net loss to EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss)	$248,967	$(6,345,569)	$(5,514,902)	$(14,235,986)
Other (income) expense, net	153,063	-	152,901	(9,999)
Interest income	(2,233)	(74,652)	(4,756)	(157,106)
Interest expense	1,530,193	1,830,869	3,263,724	3,127,412
Depreciation, depletion, amortization and accretion	1,253,555	2,381,669	3,068,203	5,136,345
EBITDA	3,183,545	(2,207,683)	965,170	(6,139,334)
Stock compensation expense	171,892	316,957	729,700	705,300
Discontinued operations, net of tax	-	3,138,997	-	5,357,898
Adjusted EBITDA	$3,355,437	$1,248,271	$1,694,870	$(76,136)

National Coal Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30, 2010	December 31, 2009

Assets
Current Assets:
Cash and cash equivalents	$5,258,463	$1,185,725
Accounts receivable, net	841,943	366,680
Inventory	2,149,169	1,403,972
Prepaid and other current assets	765,157	1,550,919
Total Current Assets	9,014,732	4,507,296

Property, plant, equipment and mine development, net	23,517,030	40,298,450
Deferred financing costs	618,596	890,048
Restricted cash	4,158,904	6,211,637
Other non-current assets	884,201	906,097
Total Assets	$38,193,463	$52,813,528

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$5,326,605	$11,551,663
Accrued expenses	1,718,212	1,065,355
Borrowings under short-term line of credit	-	3,000,000
Current maturities of long - term debt	42,304,868	42,372,933
Current installments of obligations under capital leases	141,676	1,237,358
Current portion of asset retirement obligations	98,528	98,528
Deferred revenue	449,916	-
Total Current Liabilities	50,039,805	59,325,837

Long - term debt, less current maturities, net of discount	29,172	270,291
Obligations under capital leases, less current installments	66,948	140,958
Asset retirement obligations, less current portion	3,486,775	3,790,212
Deferred revenue	1,000,000	1,000,000
Other non-current liabilities	596,874	589,139
Total Liabilities	55,219,574	65,116,437

Stockholders' Deficit:
Preferred stock, $.0001 par value; 10 million shares authorized;
no shares issued or outstanding	-	-
Common Stock, $.0001 par value; 120 million shares authorized;
8,628,451 and 8,578,473 shares issued and outstanding at June 30, 2010
and December 31, 2009, respectively	863	858
Additional paid - in capital	116,986,106	116,194,411
Accumulated deficit	(134,013,080)	(128,498,178)
Total Stockholders' Deficit	(17,026,111)	(12,302,909)
Total Liabilities and Stockholders' Deficit	$38,193,463	$52,813,528

National Coal Corp.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Coal sales	$10,061,479	$21,733,844	$26,256,712	$40,841,859
Other revenues	542,888	844,927	542,888	1,763,578
Total revenues	10,604,367	22,578,771	26,799,600	42,605,437

Operating expenses:
Cost of coal sales (exclusive of depreciation, depletion, amortization and accretion)	9,335,957	19,272,054	24,455,407	38,266,801
Cost of services (exclusive of depreciation, depletion, amortization and accretion)	-	766,286	-	1,708,665
Depreciation, depletion, amortization and accretion	1,253,555	2,381,669	3,068,203	5,136,345
(Gain) loss on asset disposal	(3,640,338)	40,827	(2,455,749)	(14,619)
General and administrative	1,725,203	1,568,290	3,834,772	3,426,026
Total operating expenses	8,674,377	24,029,126	28,902,633	48,523,218

Income (loss) from continuing operations	1,929,990	(1,450,355)	(2,103,033)	(5,917,781)

Other income (expense):
Interest expense	(1,530,193)	(1,830,869)	(3,263,724)	(3,127,412)
Interest income	2,233	74,652	4,756	157,106
Other	(153,063)	-	(152,901)	9,999
Other income (expense), net	(1,681,023)	(1,756,217)	(3,411,869)	(2,960,307)

Income (loss) from continuing operations before income taxes	248,967	(3,206,572)	(5,514,902)	(8,878,088)

Income tax benefit	-	-	-	-

Income (loss) from continuing operations	248,967	(3,206,572)	(5,514,902)	(8,878,088)

Loss from discontinued operations, net of taxes	-	(3,138,997)	-	(5,357,898)

Net income (loss)	$248,967	$(6,345,569)	$(5,514,902)	$(14,235,986)

Earnings (loss) per common share from continuing operations - basic and diluted	$0.03	$(0.38)	$(0.65)	$(1.04)

Loss per common share from discontinued operations - basic and diluted	$-	$(0.37)	$-	$(0.63)

Earnings (loss) per common share - basic and diluted	$0.03	$(0.75)	$(0.65)	$(1.67)

Weighted average common shares outstanding	8,534,054	8,499,384	8,526,747	8,497,804

National Coal Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
	2010	2009

Operating Activities
Net loss	$(5,514,902)	$(14,235,986)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss from discontinued operations, net of tax	-	5,357,898
Depreciation, depletion, amortization and accretion	3,068,203	5,136,345
Amortization of deferred financing costs	371,433	397,563
Amortization of debt discount	373,918	325,333
Gain on disposals of assets, net	(2,455,749)	(14,619)
Settlement of asset retirement obligations	(525,000)	(26,491)
Loss on extinguishment of debt	153,060	-
Stock option expense	729,700	705,300
Stock issuance in exchange for services	62,000	-
Changes in operating assets and liabilities:
Accounts receivable	(475,263)	(1,902,830)
Inventory	(2,426,496)	(741,715)
Prepaid and other current assets	785,762	654,069
Other non - current assets	77,016	111,888
Accounts payable and accrued expenses	1,040,404	5,672,943
Deferred revenue	449,916	(1,241,840)
Other non - current liabilities	7,735	(167,134)
Net cash flows (used in) provided by operating activities from continuing operations	(4,278,263)	30,724
Net cash flows provided by operating activities from discontinued operations	-	3,202,943
Net cash flows (used in) provided by operating activities	(4,278,263)	3,233,667

Investing Activities
Capital expenditures	(673,039)	(4,291,069)
Proceeds from sale of assets	14,029,512	-
Change in restricted cash	155,483	(378,001)
Additions to prepaid royalties	(55,120)	(45,000)
Net cash provided by (used in) investing activities from continuing operations	13,456,836	(4,714,070)
Net cash used in investing activities from discontinued operations	-	(1,843,947)
Net cash provided by (used in) investing activities	13,456,836	(6,558,017)

Financing Activities
Proceeds under short-term line of credit	1,500,000	3,605,793
Repayment of short term line of credit	(4,500,000)	-
Repayments of long-term debt	(683,102)	(1,642,213)
Repayments of obligations under capital leases	(1,169,692)	(1,114,674)
Payments for deferred financing costs	(253,041)	(45,051)
Net cash flows (used in) provided by financing activities from continuing operations	(5,105,835)	803,855
Net cash flows used in financing activities from discontinued operations	-	(758,996)
Net cash flows (used in) provided by financing activities	(5,105,835)	44,859
Net increase in cash and cash equivalents	4,072,738	(3,279,491)
Cash and cash equivalents at beginning of period	1,185,725	3,908,469
Cash and cash equivalents at end of period	$5,258,463	$628,978

Supplemental Cash Flow Information
Cash paid during the period for interest from continuing operations	$2,514,610	$2,534,139
Cash paid during the period for interest from discontinued operations	-	547,808
Non-cash investing and financing activities from continuing operations:
Financed equipment acquisitions	$-	$34,852
Equipment acquired through capital leases	-	336,000
Non-cash investing and financing activities from discontinued operations:
Financed equipment acquisitions	$-	$42,848
Asset retirement obligations incurred, acquired or recosted	-	324,332
Interest and fees paid in-kind or financed at National Coal of Alabama, Inc.	-	2,100,000
Accounts payable assumed in asset sale transactions	6,612,605	-